EXHIBIT 99.1

January 20, 2003

Chesapeake Financial Shares, Inc.
Press Release—for additional information please contact
Douglas D. Monroe, Jr.—804-435-1181; 800-434-1181

The Chesapeake Financial Shares Board of Directors announced record earnings of $2.34 per share for the year ending December 31, 2002 versus $2.07 for 2001, an increase of 13.1%. In addition Chesapeake’s return on beginning equity was 14.81%. In making the announcement for the Board, Douglas D. Monroe, Jr., Chairman and CEO, said, “The record earnings were the direct result of the entire staff working together to make customers feel comfortable that they were receiving quality service in a timely fashion. This was only possible because each employee assumed personal responsibility for their clients.”

In addition, Monroe announced that the regular quarterly dividend of $.13 per share, increased in December, was declared to be paid in mid-March. The dividend represents an 8.33% increase over that paid during the first quarter of 2002.

Jeffrey M. Szyperski, President of CFS and Chesapeake Bank, commented that, “Total assets for Chesapeake increased by 19.8% to $293,125,000, and net loans increased by 16.1% to $193,267,000. In addition, over $28 million in fifteen and thirty year fixed-rate loans were made and sold to Freddie Mac. Chesapeake will collect monthly payments and pay real estate taxes and insurance for all of these customers.”

Because Chesapeake Bank has more than 55% of its outstanding loans to businesses, it is considered to be the most business-friendly community bank in the Commonwealth of Virginia. Loan quality remained strong with charged-off and past due loans over thirty days significantly below those of similar banks in the State. The increase in loans was coupled with a prudent increase in reserve for loan losses of $529,000 bringing the total reserve to $3,069,000 or 1.56% of total loans, significantly higher than that of competitive banks.

“More financial detail is available on our website, www.chesbank.com,” Szyperski added, “but we are now looking ahead into 2003 and beyond. Prospects for the future are very positive as illustrated by the success of the new bank and financial center that we opened last January on Route 17 south of Gloucester Courthouse. In the new office we are able to offer Investment and Banking services to clients in a confidential and professional manner.”

“After extensive evaluation of space expansion alternatives in our markets last year, particularly in Williamsburg, we leased space in City Square, Williamsburg’s center for government and commerce, next to the library and Chamber of Commerce buildings. Chesapeake Investment Group (CIG), our asset management and trust company affiliate, will move to the new office which is located on the corner of Lafayette Street and North Boundary and will be opened in mid-February,” Szyperski added.

“Chesapeake Bank completed remodeling its Five Forks office in the early fall. During the three-month renovation the office remained open while inconveniencing a number of customers; however, the new face and internal operations have been enthusiastically accepted by our customers and investment clients,” commented Marshall N. Warner, Executive Vice President and the senior officer for the growing Peninsula market.

As announced in September, Chesapeake plans to terminate the registration of its common stock under the federal securities laws and thereby eliminate the significant expense required to comply with the reporting and related requirements under those laws. Under the plan, shareholders owning less than 500 shares will be entitled to receive $27.00 for each share held. Shareholders owning 500 or more shares will continue to hold the same number of shares after completion of the transaction. A special shareholders meeting to approve the plan is expected to be held in late February; details will be announced in the near future.